SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT ("Agreement") is offered this 28th day of August, 2017, to **John Davis (Mr. Davis)** by IBERIABANK.

It is important that Mr. Davis reads and understands the terms of this Agreement in full, and that if Mr. Davis decides to accept it and sign it; he does so knowingly and voluntarily. To enable Mr. Davis to do so, IBERIABANK suggests that Mr. Davis consult with an attorney about his legal rights before signing this Agreement. Mr. Davis will not waive or give up any rights or claims he may have against IBERIABANK that may arise after the date he signs this Agreement.

IBERIABANK's offer as described in this document will remain open and effective for 21 days. Mr. Davis may elect to accept or reject this offer within that time period, but he need not take the full 21 days within which to consider this Agreement. If Mr. Davis does nothing within the 21-day period, the offer will be considered as having been automatically withdrawn.

If Mr. Davis decides to sign the Agreement, he will have seven calendar days following his signing the Agreement to change his mind and to revoke the Agreement. Such revocation is not effective unless and until received in writing during that period by Mike Pelletier, IBERIABANK, 6th Floor, 200 West Congress Street, Lafayette LA 70501. Otherwise, such revocation shall have no effect and this Agreement shall be deemed accepted.

If Mr. Davis decides to sign the Agreement and waive his rights as described in this document, IBERIABANK and Mr. Davis mutually agree to the following:

1) Resignation. Mr. Davis acknowledges and agrees that he has chosen to resign his employment with IBERIABANK effective August 31, 2017, and that he must remain employed through August 31, 2017, as a condition of receiving the payments and other consideration provided for in this Agreement.

2) Consideration. In exchange for and in consideration of the obligation set out in this Agreement, IBERIABANK agrees as follows.

   a) IBERIABANK will pay Mr. Davis the amount of $600,000.00 (SIX HUNDERD THOUSAND DOLLARAS AND NO/100) on the first regular pay date following the seven-day revocation period. Standard deductions will be withheld from the paycheck as applicable.

   b) In addition, if Mr. Davis timely elects continuation of benefits under COBRA and if he maintains coverage under COBRA and if he does not revoke his signature on this Agreement during the seven-day revocation period, IBERIABANK will pay the entire amount of the cost for medical and dental benefits for the 18-month eligibility period immediately following his last day of employment. In the event Mr. Davis becomes eligible for medical and dental benefits through other employment, IBERIABANK's payments will cease upon the effective date of the new coverage.

   c) If Mr. Davis complies with all of the obligations set out in this Agreement, including but not limited to those described in paragraphs (7)(a) and (b) and (8)(a), (b) and (c) of this Agreement, IBERIABANK will pay Mr. Davis on March 1, 2018, the amount of $400,000.00 (FOUR HUNDRED THOUSAND AND NO/100) for which a Form 1099 will be issued.

   d) The consideration described in this paragraph 2 is being provided to Mr. Davis in exchange for his promises herein, and such consideration would not otherwise have been provided to him had he not entered into this Agreement.

3) Waiver/Release. In exchange for the consideration set forth in paragraph 2 above, Mr. Davis knowingly and voluntarily agrees to waive, settle, release, and forever discharge

IBERIABANK and its predecessors, successors, parents, owners, holding company, subsidiaries, affiliated entities, assigns, officials, employees, officers, directors, managers, affiliates, agents, lessees, insurers, and reinsurers (all of whom and which are hereinafter collectively referred to as "Released Parties"), from any and all claims, demands, charges, damages, actions or causes of action, including any claim for attorney's fees, of whatever nature, in law or equity, whether growing out of tort, contract, compensation or otherwise, including but not limited to, all rights of action covered by Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act and the Older Workers' Benefits Protection Act, 29 U.S.C. at § 621, et seq.; the Equal Pay Act, 29 U.S.C. § 206 et seq.; Executive Order 11246 and its implementing regulations; all laws of the State of North Carolina; and any other law or laws of the United States, the State of North Carolina, Louisiana and any other state in the United States, or any ordinances of any locality, which may have afforded him a cause of action or a legal or equitable claim of any sort in connection with his employment or separation from employment. Mr. Davis's release also includes any and all claims and causes of action he may have against Released Parties for compensation of any kind based on any other theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims for unpaid compensation, liquidated damages, punitive damages, compensatory damages for emotional distress, attorney's fees, wrongful discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, abuse of rights, fraud, violation of public policy, whistle blowing, wrongful discharge, retaliatory discharge, breach of contract, libel, slander, defamation, harassment of any kind,

intentional infliction of emotional distress, retaliation or employment discrimination of any kind. Mr. Davis acknowledges and agrees that by virtue of this Agreement, he is waiving reinstatement and future employment by IBERIABANK and that he will be precluded from asserting a legal claim for IBERIABANK's failure to rehire him in the future. Mr. Davis acknowledges and understands that he waives his right to file suit in a court of law for any claim he may have under the laws and statutes named in this paragraph. Mr. Davis specifically does not waive his right (1) to any benefits to which he is legally entitled under the benefits plans of the Company, yet acknowledges that he does not qualify for benefits under the IBERIABANK Severance Pay Plan, or (2) to file a charge with the Equal Employment Opportunity Commission or the North Carolina Human Rights Commission, but does waive his right to receive or accept any remedy, monetary or otherwise, obtained through the efforts of these or any other agency or individual as a result of any administration proceeding or suit brought against Released Parties.

4) Indemnity. Mr. Davis agrees to defend, indemnify, and hold harmless the Released Parties from any and all attorneys' fees, costs, expenses, and damages, the Released Parties may incur as a result of any and all claims made by or on Mr. Davis's behalf that are being released in this Agreement.

5) Return of Property. Mr. Davis is hereby obligated to return all property of IBERIABANK pertaining to his work at IBERIABANK, including without limitation, all files, correspondence, documents, memoranda, computer records, and computer disks; he will not retain any copies thereof; and by virtue of signing this Agreement, hereby represents that he has in fact returned such property.

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6) Non-disparagement. Mr. Davis will refrain from making disparaging remarks about IBERIABANK, its employees, officers, directors, and managers to either the public or the media.

7) Confidential Information.

a) Mr. Davis acknowledges and understands that, during the course of his employment with the IBERIABANK, he has been provided with access to valuable information relating to the business and clients of IBERIABANK that is nonpublic, confidential, proprietary, and/or a trade secret and would be particularly valuable to the IBERIABANK'S competitors. He also understands that the IBERIABANK desires, and makes reasonable efforts to safeguard, the confidentiality of all such information, which includes, but is not limited to, any information, knowledge, or data of any nature and in any form (including information that is electronically, digitally, and/or physically transmitted or stored) relating to its business and clients, and its related services and products, including but not limited to business plans and strategies; business acquisitions, mergers, and sales; business processes; research and development; training and other operational methods and techniques; quality assurance procedures and standards; manuals, policies, and procedures; business records and files; business proposals, drawings, charts, and graphs; client lists; client information; client source lists; purchasing methods; pricing; distribution and selling plans and activities; consultants' reports; product information; marketing and other technical data and studies; employment and other personnel data; financial plans and strategies; financial reports and analyses; profits and losses; budgets; projections; cost analyses; price lists; formulae and analyses; proprietary computer software and data; and

internal correspondence, notes, and memoranda relating to any of the foregoing (all hereinafter "Confidential Information").

b) Mr. Davis agrees that he will not communicate, divulge, take or make available to any person or entity any Confidential Information, except as may be required by law or valid legal process. Mr. Davis further agrees that prior to his last date of employment he will deliver promptly to IBERIABANK any such Confidential Information in his possession, including any duplicates or excerpts thereof and any notes, summaries, memoranda, data, or other records he has obtained, collected or prepared with respect thereto. Further, Mr. Davis agrees to keep confidential the existence of this Agreement as well as the terms and conditions thereof, and must not disclose or discuss such except in communication with his spouse, legal counsel or tax preparer unless ordered to do so by a court of law. If the provisions of any applicable law or the order of any court, governmental agency, or tribunal would require Mr. Davis to disclose or otherwise make available any such Confidential Information, Mr. Davis shall provide IBERIABANK with advance written notice of at least ten business days, or if such notice is not possible he shall provide as much advance written notice as possible under the circumstances, of any such required disclosure and a reasonable opportunity to contest such disclosure or apply for a protective order or similar relief with respect to the Confidential Information through the appropriate proceedings.

8) <u>Restrictive Covenants.</u>

a) <u>Non-Solicitation.</u> For the period beginning on his last date of employment with IBERIABANK through March 1, 2018, Mr. Davis shall not (1) directly, or indirectly through any person or entity, solicit, request, seek, obtain, or induce, accept or take away for his benefit or any person or entity other than IBERIABANK, the business of any person

or entity that was a client of IBERIABANK at any time during the last 24 months of his employment, or (2) directly or indirectly solicit, request, influence, induce, or otherwise encourage any client of IBERIABANK as described herein to restrict, limit, or cease doing business with IBERIABANK

b) Non-Recruitment. For the period beginning on his last date of employment with IBERIABANK through March 1, 2018, Mr. Davis shall not directly, or indirectly through any person or entity, solicit, recruit, hire, or cause to be solicited, recruited, or hired, whether for his own benefit or for the benefit of any entity, any person who is then an employee of IBERIABANK or who was employed by IBERIABANK at any time during the six months prior to any such solicitation, recruitment, or hiring. Mr. Davis also shall not solicit, request, influence, induce, or otherwise encourage any employee of IBERIABANK to cease employment with the IBERIABANK or to become employed by any entity or person other than IBERIABANK during the aforementioned period.

9) Remedies. Mr. Davis agrees and acknowledges that IBERIABANK has been provided good and valuable consideration for the obligations undertaken by him in this Agreement. Mr. Davis further acknowledges that a breach or threatened breach of any of his obligations would cause immediate and irreparable harm to IBERIABANK for which an adequate monetary remedy does not exist. He agrees that, in the event of any such breach or threatened breach, IBERIABANK shall be entitled to temporary, preliminary, and/or permanent injunctive relief restraining him from such breach or threatened breach, and/or compelling or ordering his compliance with this Agreement, without the necessity of proof of actual damage or the posting of any security or bond, except as required by any non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting IBERIABANK from pursuing any other

remedy at law or in equity to which the IBERIABANK may be entitled in the event of a breach or threatened breach by Mr. Davis, including without limitation the recovery of damages, penalties, attorneys' fees, lost profits, costs, and expenses incurred by IBERIABANK as a result.

10) Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions, which shall remain in full force and effect. If any portion of this Agreement is found invalid, that portion shall be severed from the Agreement.

11) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator sitting in New orleans in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Bank may seek judicial relief in the event of a breach or threatened breach of the terms of this Agreement in any court of competent jurisdiction. The Bank agrees that if Mr. Davis submits a request for arbitration, his maximum out-of-pocket expenses for the arbitrator and administrative costs of the AAA will be $125.00, and IBERIABANK will pay all of the remaining fees and administrative costs of the arbitrator and AAA. Mr. Davis shall be responsible for any expenses and costs associated with his portion of the arbitration including, but not limited to, attorneys' fees, witness fees, deposition costs, travel expenses, copying costs and transcription fees. 8/31/17

12) Complete Agreement. This Agreement represents the complete and entire understanding and agreement between the parties hereto with regard to all matters involved in this transaction and supersedes any and all prior or contemporaneous agreements, whether written or oral. No agreements or provisions, unless incorporated herein, shall be binding on either party hereto.

This Agreement may not be modified or amended nor may any covenant, agreement, condition, requirement, provision, warranty or obligation contained herein be waived, except in writing signed by both parties or, in the event that such modification, amendment or waiver is for the benefit of one of the parties hereto and to the detriment of the other, then the same must be in writing signed by the party to whose detriment the modification, amendment or waiver inures.

13) Choice of Law. This Agreement is to be interpreted pursuant to the law of North Carolina.

I UNDERSTAND, ACKNOWLEDGE, AND AGREE TO THE TERMS OF THIS AGREEMENT SIGNED ON THIS 28th DAY OF August, 2017.

WITNESS: Ellen H. Davis

John Davis

WITNESS: Heather Babineaux

IBERIABANK

By: ______________________
Michael D. Pelletier

I have received this Separation Agreement for my consideration on this 28th day of August, 2017.

____
John Davis

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